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                                                                    Exhibit 99.1

                                 April 8, 2003

Independent Committee of the Board of Directors of Merry Land Properties, Inc.
209 Seventh Street, Suite 300
Augusta, GA 30901

     Re Initially Filed Registration Statement on Form S-4 of Cornerstone Realty Income Trust, Inc.

Gentlemen:

     Reference is made to our opinion letter, dated February 16, 2003, with respect to the fairness from a financial point of view to the holders of the outstanding common stock, of Merry Land Properties, Inc. (the "Company") of the Merger Consideration (as defined therein) to be received by such holders, in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of February 19, 2003, among Cornerstone Realty Income Trust, Inc. ("Cornerstone"), Merger Sub, Inc., a wholly owned subsidiary of Cornerstone, and the Company.

     The foregoing opinion letter was provided for the information and assistance of the Independent Committee of the Board of Directors of the Company in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to our opinion under the captions "Summary -- Opinion of Merry Land's Financial Advisor," "The Merger -- Background of the Merger," "The Merger -- Merry Land's Reasons for the Merger" and "The Merger -- Opinion of Merry Land's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    /s/ Legg Mason Wood Walker, Incorporated
                                    -------------------------------------------
                                    (LEGG MASON WOOD WALKER, INCORPORATED)